Exhibit 5.1

Client: 05505-00065

February 15, 2024

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	Welltower Inc.

Registration Statement on Form S-3 (File No. 333-264093)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-264093), as amended by post-effective amendment no. 1 thereto (as amended, the “Registration Statement”), of Welltower Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated February 15, 2024 (the “Prospectus Supplement”) to the prospectus dated April 1, 2022 (the “Prospectus”), in connection with the offering by the Company of shares of common stock, $1.00 par value per share, of the Company having an aggregate offering price of up to $3,500,000,000 (the “Shares”). The Shares will be issued pursuant to (1) an Equity Distribution Agreement entered into among the Company, Welltower OP LLC and each of the sales agents, the forward sellers and the forward purchasers (the “Forward Purchasers”) named therein on February 15, 2024 (the “Distribution Agreement”), and (2) the master forward confirmations in the form attached as Schedule C to the Distribution Agreement that the Company may enter into with any of the Forward Purchasers.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Prospectus Supplement, according to the Prospectus and in accordance with the terms of the Distribution Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

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Welltower Inc.

February 15, 2024

B. We render no opinion herein as to matters involving the laws of any jurisdictions other than the Delaware General Corporation Law (“DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C. We have assumed that all offers and sales of the Shares will comply with the minimum offering price limitation and pricing formula set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP